Exhibit 99.1

Contact:	Todd Romain (419) 535-4727 todd.romain@dana.com
DANA CORPORATION ANNOUNCES DISSOLUTION OF ENGINE BEARINGS
JOINT VENTURE AND SALE OF FUEL-RAIL BUSINESS
TOLEDO, Ohio, September 1, 2005 – Dana Corporation (NYSE: DCN) announced today that it has completed two transactions that support the company’s focus on its core businesses and markets.
Dana and The Daido Metal Company have dissolved their joint venture, which manufactured engine bearings and related materials in Atlantic, Iowa, and Bellefontaine, Ohio. Dana previously had a 70-percent interest in the joint venture, which was consolidated for financial reporting purposes. Dana now has assumed full ownership of the Atlantic facility, which employs approximately 320 people and had 2004 sales of $47 million, including sales of $14 million to Dana. This operation will continue to service Dana’s commercial vehicle and industrial customers. Daido has assumed full ownership of the Bellefontaine facility, which will service its light-duty customers. This operation employs approximately 350 people and had sales of $44 million in 2004, including sales of $26 million to Dana.
In a separate transaction, Dana has sold its fuel-rail business, consisting of a production facility in Angola, Ind., with nearly 250 people and sales of approximately $38 million in 2004. The buyer, Millennium Industries, is an Auburn Hills, Mich.-based manufacturer of automotive fuel systems. While Dana has exited the fuel-rail business, it will continue to design and manufacture a wide array of fluid-transfer components and systems for its light- and heavy-vehicle customers.
“These transactions support our ongoing commitment to simplify our business, strengthen our financial performance, and execute our core product strategies,” said Dana Chairman and CEO Mike Burns.
“The operations in Bellefontaine and Angola are now better aligned with companies committed to their respective market niches,” he added. “We thank the people at Bellefontaine and Angola for their many years of outstanding service to Dana and our customers and wish them the best going forward.”
Dana expects these transactions to result in an aggregate after-tax charge of approximately $11 million, or 7 cents per share, which will be reported as an unusual item in the third quarter. The company’s 2005 earnings guidance excludes gains and losses on asset sales and divestitures and other unusual items.
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About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles every year. A leading supplier of axle, driveshaft, engine, frame, chassis, and transmission technologies, Dana employs 46,000 people in 28 countries. The company is based in Toledo, Ohio, and reported sales of $9.1 billion in 2004. Dana’s Internet address is: www.dana.com.
Forward-Looking Statements
Statements in this release about the anticipated charges resulting from the reported transactions constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. Forward-looking statements are inherently subject to risks and uncertainties. The actual charges could differ from those that are anticipated due to post-closing adjustments related to these transactions. Dana does not undertake to update any forward-looking statements in this release.
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